FOR IMMEDIATE RELEASE January 24, 2018

Media Contact: Yolanda Kokayi
Director of Communications
770-206-4131
ykokayi@muellerwp.comU

Mueller Water Products Announces New Chairman of its Board of Directors

ATLANTA, January 24, 2017 -- Mueller Water Products, Inc. (NYSE: MWA) today announced the election of Mark J. O’Brien as non-Executive Chairman of the Board of Directors following the retirement of Executive Chairman Gregory E. Hyland, effective January 24, 2018. Mr. Hyland will also retire as a board member.

“For more than a decade, Greg has provided excellent leadership, and we thank him for his service, dedication and guidance,” said Mark J. O’Brien, incoming non-Executive Chairman of the Board.

As President and CEO, Mr. Hyland led the launch of Mueller Water Products as an independent public company. Subsequently, he led the Company’s becoming financially stronger and operationally more efficient. During his tenure, the Company implemented LEAN Six Sigma processes throughout its manufacturing operations and experienced consistent financial growth, while reducing its debt by $1 billion over the past ten years. Mr. Hyland stepped down from his role as President and CEO in January 2017 and simultaneously assumed the role of Executive Chairman, when Scott Hall was appointed President and CEO.

Mr. O’Brien is the former Chairman and Chief Executive Officer of Walter Investment Management Corporation and has served as an Independent Director of Mueller Water Products since 2006 and Lead Independent Director since 2015. Prior to his tenure at Walter Investment Management Corporation, Mr. O’Brien held executive leadership roles within the housing industry.

“Mark has made significant contributions in his current role as a board member and Lead Independent Director,” said Scott Hall, President and CEO of Mueller Water Products. “I look forward to working with him in his new role along with the rest of the board, as we work to deliver value for our shareholders.”

With the appointment of a non-Executive Chair, the Company has eliminated the Lead Independent Director role.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, metering products and systems, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.

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